LIST OF SUBSIDIARIES

At the time of this filing, the following entities are subsidiaries of MSD Investment Corp.:

Entity Name	Jurisdiction
MSD BDC SPV I, LLC	Delaware
MSD BDC SPV II, LLC	Delaware
MSD BDC CLO I, LLC	Delaware